Zuma360 Software Inc

2007  STOCK PLAN

1.0          Plan Objectives:

The Objectives of the Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Non-statutory Stock Options, Restricted Stock, Stock Appreciation Rights, Restricted Stock Units, Performance Units, Performance Shares and Other Stock Based Awards.

2.0          Definitions.

As used herein, the following definitions will apply:

2.1          Company Definitions:

(a) “Company” means Zuma360 Software Inc , a Delaware corporation, or any successor thereto.

(b) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(c) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(d) “Plan” means this 2007 Stock Plan.

(e) “Fiscal Year” means the fiscal year of the Company.

(f) “Applicable Laws” means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(g) “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares or Other Stock Based Awards.

(h) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(i) “Awarded Stock” means the Common Stock subject to an Award.

(j) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(k) “Board” means the Board of Directors of the Company, “Director” means a member of the Board.

(l) “Committee” means a committee of Directors or other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 of the Plan.

(m) “Common Stock” means the Common Stock of the Company, or in the case of Performance Units and certain Other Stock Based Awards, the cash equivalent thereof.

(n) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(q) “Service Provider” means an Employee, Director or Consultant.

(r) “Outside Director” means a Director who is not an Employee.

(s) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(t) “Participant” means the holder of an outstanding Award granted under the Plan.

(u) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(v) “ Retirement ” means the date on which the Employee retires, with the consent of the Committee in its sole discretion, at or after attainment of age 65, provided that the Employee has completed 4 continuous years of service with the Company

2.2          Options Definition

(i) “Option” means a stock option granted pursuant to the Plan.

(ii) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(iii) “Non-statutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(iv) “Other Stock Based Awards” means any other awards not specifically described in the Plan that are valued in whole or in part by reference to, or are otherwise based on, Shares and are created by the Administrator pursuant to Section 12.

(v) “Performance Share” means an Award granted to a Service Provider pursuant to Section 10 of the Plan.

(vi) “Performance Unit” means an Award granted to a Service Provider pursuant to Section 10 of the Plan.

(vii) “Restricted Stock” means shares of Common Stock issued pursuant to a Restricted Stock award under Section 8, Section 11 or Section 12 of the Plan or issued pursuant to the early exercise of an Option.

(viii) “Restricted Stock Unit” means an Award that the Administrator permits to be paid in installments or on a deferred basis pursuant to Section 11 of the Plan.

(ix) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 of the Plan is designated as a SAR.

(x) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is reduced. The terms and conditions of any Exchange Program will be determined by the Administrator in its sole discretion.

(xi) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(xii) “Unvested Awards” means Options or Restricted Stock that (i) were granted to an individual in connection with such individual’s position as a Service Provider and (ii) are still subject to vesting or lapsing of Company repurchase rights or similar restrictions.

2.3          Exchange Acts, Change in Control & Fair Market Value Definitions

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ii) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(iii) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(iv) “Section 16(b)” means Section 16(b) of the Exchange Act.

(v) “Change in Control” means the occurrence of any of the following events:

                (a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities and within three (3) years from the date of such acquisition, a merger or consolidation of the Company with or into the person (or affiliate thereof) holding such beneficial ownership of securities of the Company is consummated; or

(b) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

                (c) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

                (d) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

For purposes of this Section, “affiliate” will mean, with respect to any specified person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person (“control,” “controlled by” and “under common control with” will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contact or credit arrangement, as trustee or executor, or otherwise).

(vi) “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

                (a) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market or OTC bulletin Board, its Fair Market

Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

                (b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

                (d) Notwithstanding the preceding, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.4          Profitability and Performance Terms

(a) “Controllable Profits” means as to any Plan Year, a business unit’s Annual Revenue minus (a) cost of sales, (b) research, development, and engineering expense, (c) marketing and sales expense, (d) general and administrative expense, (e) extended receivables expense, and (f) shipping requirement deviation expense.

(b) “Cash Position” means the Company’s level of cash and cash equivalents.

(c) “Customer Satisfaction MBOs” means as to any Participant for any Plan Year, the objective and measurable individual goals set by a “management by objectives” process and approved by the Committee, which goals relate to the satisfaction of external or internal customer requirements.

(d) “Individual Objectives” means as to a Participant, the objective and measurable goals set by a “management by objectives” process and approved by the Committee (in its discretion).

(e) “Net Income” means as to any Fiscal Year, the income after taxes of the Company for the Fiscal Year determined in accordance with generally accepted accounting principles, provided that prior to the Fiscal Year, the Committee shall determine whether any significant item(s) shall be included or excluded from the calculation of Net Income with respect to one or more Participants.

(f) “New Orders” means as to any Plan Year, the firm orders for a system, product, part, or service that are being recorded for the first time as defined in the Company’s Order Recognition Policy.

(g) “Dividend Equivalent” means a credit, made at the discretion of the Administrator, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

(h) “Earnings Per Share” means as to any Fiscal Year, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

(i) “Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

(j) “Operating Income” means the Company’s or a business unit’s income from operations but excluding any unusual items, determined in accordance with generally accepted accounting principles.

(k) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Annual Revenue, (b) Cash Position, (c) Controllable Profits, (d) Customer Satisfaction MBOs, (e) Earnings Per Share, (f) Individual Objectives, (g) Net Income, (h) New Orders (i) Operating Cash Flow, (j) Operating Income, (k) Return on Assets, (l) Return on Equity, (m) Return on Sales, and (n) Total Shareholder Return. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, in absolute or relative terms (including passage of time and/or against another company or companies), on a per share basis, against the performance of the Company as a whole or any segment of the Company, and on a pre-tax or after-tax basis.

(l) “Return on Assets” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

(m) “Return on Equity” means the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

(n) “Return on Sales” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, determined in accordance with generally accepted accounting principles.

(n) “Total Shareholder Return” means the total return (change in share price plus reinvestment of any dividends) of a Share.

(o) “Annual Revenue” means the Company’s or a business unit’s net sales for the Fiscal Year, determined in accordance with generally accepted accounting principles; provided, however, that prior to the Fiscal Year, the Committee shall determine whether any significant item(s) shall be excluded or included from the calculation of Annual Revenue with respect to one or more Participants.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 5,000,000 or 25% of the total outstanding share whichever is higher.

The number of Shares reserved for issuance under the Plan shall increase annually on the first day of the Company’s fiscal year beginning in 2008 by an amount of Shares equal to the lesser of (i) 1,000,000 Shares subject to a maximum of 25% of the issued shares or (ii) an amount determined by the Board.

The Shares may be authorized, but un-issued, or reacquired Common Stock. Shares shall not be deemed to have been issued pursuant to the Plan (i) with respect to any portion of an Award that is settled in cash, or (ii) to the extent such Shares are withheld in satisfaction of tax withholding obligations. Upon payment in Shares pursuant to the exercise of an Award, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in such payment. If a Participant pays the exercise price (or purchase price, if applicable) of an Award through the tender of Shares, the number of Shares so tendered shall again be available for issuance pursuant to future Awards under the Plan. Notwithstanding anything in the Plan, or any Award Agreement to the contrary, Shares attributable to Awards transferred under any Award Transfer Program shall not be again available for grant under the Plan.

(b) Lapsed Awards. If any outstanding Award expires or is terminated or canceled without having been exercised or settled in full, or if Shares acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company, the Shares allocable to the terminated portion of such Award or such forfeited or repurchased Shares shall again be available for grant under the Plan.

4. Administration of the Plan.

(a) Procedure.

(i)   The Plan shall be administered by the Board of Directors of the Company (the “Board”) or, in the sole discretion of the Board of Directors, by any committee of the Board authorized by it for such purpose (the “Committee”). The Board may vest in the Committee all or any part of its authority, as described herein, with respect to the administration of the Plan.

 (ii) Section 162(m). If Stock exchange rules are applicable and to the extent that the Administrator determines it to be desirable and necessary to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of one or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

         b)    Delegation of Authority for Day-to-Day Administration.

        Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and such delegation may be revoked at any time. The Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, will determine;

(vi) to reduce the exercise price of any Award to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Award shall have declined since the date the Award was granted;

(vii) to institute an Exchange Program;

(viii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable foreign tax laws;

(x) to modify or amend each Award (subject to Section 18(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan;

(xi) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award that number of Shares or cash having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of any Shares to be withheld will be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose will be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;

(xiv) to implement an Award Transfer Program;

(xv) to determine whether Awards will be settled in Shares, cash or in any combination thereof;

(xvi) to determine whether Awards will be adjusted for Dividend Equivalents;

(xvii) to create Other Stock Based Awards for issuance under the Plan;

(xviii) to establish a program whereby Service Providers designated by the Administrator can reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(xix) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the

Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

(xx) to make all other determinations deemed necessary or advisable for administering the Plan.

        (c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility.         Non-statutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Units, Performance Shares, Restricted Stock Units and Other Stock Based Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Limitations.

(a) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Non-statutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Non-statutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) No Rights as a Service Provider. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing his or her relationship as a Service Provider, nor shall they interfere in any way with the right of the Participant or the right of the Company or its Parent or Subsidiaries to terminate such relationship at any time, with or without cause.

(c) 162(m) Limitation. The following limitations shall apply to Awards under the Plan:

i)	Option and SAR Share Annual Limit. No Service Provider will be granted, in any Fiscal Year, Options and/or SARs to purchase more than 1,000,000 Shares.

ii)
In connection with his or her initial service, a Service Provider may be granted Options to purchase up to an additional 2,000,000 Shares, which shall not count against the limit, set forth in subsection (i) above.

(ii) Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares Annual Limit. No Service Provider will be granted, in any Fiscal Year, Restricted Stock, Restricted Stock Units, Performance Units and/or Performance Shares to purchase more than 1,000,000 Shares unless exempted by a Special Board Approval.

(iii) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock Units, Restricted Stock, Performance Shares or Performance Units to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock Units, Restricted Stock, Performance Shares or Performance Units which are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

(iv) The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15 of the Plan.

(v) If an Award is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 15 of the Plan), the cancelled Award will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

7. Stock Options.

(a)  Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

        (b) Option Exercise Price and Consideration.

(i) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(2) In the case of a Non-statutory Stock Option, the per Share exercise price will be determined by the Administrator. In the case of a Non-statutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Incentive Stock Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.

(4) Notwithstanding the preceding, in the event that the Company or a Subsidiary consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees, Directors or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the

Administrator, in its sole discretion and consistent with section 424(a) of the Code, shall determine the exercise price of such substitute Options.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(c) Form of Consideration.  The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration to the extent permitted by Applicable Laws may consist entirely of:

(i) cash;

(ii) check;

(iii) promissory note;

(iv) other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(vi) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement;

(vii) any combination of the foregoing methods of payment; or

(viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Awarded Stock, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan or the applicable Award Agreement.

Exercising an Option in any manner will decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for two (2) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan on the date one (1) month following the Participant’s termination. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan on the date one (1) month following the Participant’s termination. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan on the date one (1) month following the Participant’s death. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(e) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the

Administrator shall establish and communicate to the Participant at the time that such offer is made.

8. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine. Subject to Section 6(c)(ii) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component, upon which is conditioned the grant, vesting or issuance of Restricted Stock.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold or transferred.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. Subject to Section 6(c)(i) of the Plan, the Administrator will have complete discretion to determine the number of SARs granted to any Service Provider.

(c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan.

(d) Exercise of SARs. SARs will be exercisable on such terms and conditions as the Administrator, in its sole discretion, will determine.

(e) SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(f) Expiration of SARs. An SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Sections 7(d)(ii), 7(d)(iii) and 7(d)(iv) also will apply to SARs.

(g) Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

(h) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares a Stock Appreciation Right previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. Subject to Section 6(c)(ii), the Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives must be met will be called the “Performance Period.” Each Award of Performance Units/ Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon after the expiration of the applicable Performance Period at the time determined by the Administrator. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

                11. Shareholder return based Restricted Stock Units. Restricted Stock Units shall consist of a Restricted Stock, Performance Share or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator as set forth in a Separate Plan titled “ Shareholder Return based Restricted Stock Unit” attached as an exhibit..

                12. Other Stock Based Awards.  Other Stock Based Awards may be granted either alone, in addition to, or in tandem with, other Awards granted under the Plan and/or cash awards made outside of the Plan. The Administrator shall have authority to determine the Service Providers to whom and the time or times at which Other Stock Based Awards shall be made, the amount of such Other Stock Based Awards, and all other conditions of the Other Stock Based Awards including any dividend and/or voting rights.

                12a. Formula Option Grants to Outside Directors and Advisory Board members.

        Outside Directors shall be granted Options in accordance with the following provisions:

(a) All Options granted pursuant to this Section shall be Non-statutory Stock Options and, except as otherwise provided herein, shall be subject to the other terms and conditions of the Plan.

(b) Except as provided in subsection (d) below:

        (i)      Each individual who first becomes an Outside Director after the IPO Effective Date automatically shall, on the date he or she first becomes an Outside Director, be granted an Option to purchase 15,000 Shares. (First Option)

(ii) Notwithstanding (i) above, an Inside Director who ceases to be an Inside Director but who remains a Director shall not receive a First Option.

(c) Except as provided in subsection (d) below, each Outside Director shall be automatically granted an Option to purchase 10,000 Shares (a “Subsequent Option”) following each annual meeting of the stockholders of the Company occurring after the end of the Company’s fiscal year 2007, if immediately after such meeting, he or she shall continue to serve on the Board and shall have served on the Board for at least the preceding six (6) months.

(d) Notwithstanding the provisions of subsections (b) and (c) hereof, any exercise of an Option granted before the Company has obtained stockholder approval of the Plan in accordance with Section 21 hereof shall be conditioned upon obtaining such stockholder approval of the Plan in accordance with Section 21 hereof.

(e) The terms of each First Option granted pursuant to this Section shall be as follows:

(i) the term of the Option shall be ten (10) years.

(ii) the exercise price per Share shall be 100% of the Fair Market Value per Share on the date of grant of the Option.

        (iii)    25% of the Shares subject to the Option shall vest twelve months after the date of grant and 1/48 of the Shares subject to the Option shall vest each month thereafter provided that the Outside Director shall continue to serve on the Board on such dates.

(f) The terms of each Subsequent Option granted pursuant to this Section shall be as follows:

(i) the term of the Option shall be ten (10) years.

(ii) the exercise price per Share shall be 100% of the Fair Market Value per Share on the date of grant of the Option.

        (iii)     25% of the Shares subject to the Option shall vest twelve months after the date of grant and 1/48 of the Shares subject to the Option shall vest each month thereafter provided that the Outside Director shall continue to serve on the Board on such dates.

Outside Advisory Board members shall be granted Options in accordance with the following provisions:

(a) All Options granted pursuant to this Section shall be Non-statutory Stock Options and, except as otherwise provided herein, shall be subject to the other terms and conditions of the Plan.

(b) Except as provided in subsection (d) below:

        (i)      Each individual who first becomes an Outside Advisory Board member after the IPO Effective Date automatically shall, on the date he or she first becomes an Outside Advisory board member , be granted an Option to purchase 5,000 Shares. (First Option)

(ii) Notwithstanding (i) above, an Inside Director who ceases to be an Inside Director but who remains a Advisory board member shall not receive a First Option.

(c) Except as provided in subsection (d) below, each Outside Advisor shall be automatically granted an Option to purchase 2000 Shares (a “Subsequent Option”) following each annual meeting of the stockholders of the Company occurring after the end of the Company’s fiscal year 2007, if immediately after such meeting, he or she shall continue to serve on the Advisory Board and shall have served on the Advisory Board for at least the preceding six (6) months. Each member is required to attend a minimum number of meetings which are determined from time to time in order to be entitled for the Subsequent Option.

(d) Notwithstanding the provisions of subsections (b) and (c) hereof, any exercise of an Option granted before the Company has obtained stockholder approval of the Plan in accordance with Section 21 hereof shall be conditioned upon obtaining such stockholder approval of the Plan in accordance with Section 21 hereof.

(e) The terms of each First Option granted pursuant to this Section shall be as follows:

(i) the term of the Option shall be ten (10) years.

(ii) the exercise price per Share shall be 100% of the Fair Market Value per Share on the date of grant of the Option.

        (iii)    25% of the Shares subject to the Option shall vest twelve months after the date of grant and 1/48 of the Shares subject to the Option shall vest each month thereafter provided that the Outside Advisor shall continue to serve on the Advisory Board on such dates.

(f) The terms of each Subsequent Option granted pursuant to this Section shall be as follows:

(i) the term of the Option shall be ten (10) years.

(ii) the exercise price per Share shall be 100% of the Fair Market Value per Share on the date of grant of the Option.

(iii)     25% of the Shares subject to the Option shall vest twelve months after the date of grant and 1/48 of the Shares subject to the Option shall vest each month thereafter provided that the Outside Advisor shall continue to serve on the Advisory Board on such dates.

The Administrator may decide to convert some or all of these Options into Restricted Stock as outlined in Paragraph 8.0.

                13. Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence and will resume on the date the Participant returns to work on a regular schedule as determined by the Company; provided, however, that no vesting credit will be awarded for the time vesting has been suspended during such leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.

                For purposes of Incentive Stock Options, no such leave may exceed ninety (60) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 61st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Non-statutory Stock Option.

                14.  Non-transferability. Unless the Committee specifically determines otherwise: (a) the Options awarded are personal to the Participant and shall not be transferable or assignable, other than in the case of the Participant’s death by will, the laws of descent and distribution. Notwithstanding the immediately preceding sentence, the Board (or the Committee) may, subject to terms and conditions and prevailing laws, it may specify, permit the Participant to transfer any statutory or non-statutory option granted to him pursuant to the Plan to one or more of his family members or to trusts or other entities established for the benefit of the Option holder and/or one or more of such family members. For purposes of the Plan, the term “family members” shall mean the Option holder’s spouse, issue and grandchildren (including adopted and step children).

14a.  Prohibited Conduct.

                (a) The Participant agrees that, at any time prior to the vesting and payment of the Stock options granted hereunder, and for a period of twelve months after the later of (i) the vesting and payment of different types of stock options as described above or (ii) termination of the Participant’s employment with the Company for any reason whatsoever (including retirement or Total Disability), he or she will not engage in any of the following activities anywhere in the world:

                (1) Non-Competition. Participant shall not accept any employment, assignment, position or responsibility, or acquire any ownership interest, which involves the Participant’s Participation in a business entity that in any way competing with the Company.

                (2) Raiding Employees. Participant shall not in any way, directly or indirectly (including through someone else acting on the Participant’s recommendation, suggestion, identification or advice), solicit any Company employee to leave the Company’s employment or to accept any position with any other entity.

                (3) Non-Disclosure. Participant shall not use or disclose to anyone any confidential information regarding the Company other than as necessary in his or her position with the Company. Such confidential information shall include all non-public information the Participant acquired as a result of his or her positions with the Company which might be of any value to a competitor of the Company, or which might cause any economic loss or substantial embarrassment to the Company or its customers, partners, distributors or suppliers if used or disclosed. Examples of such confidential information include, without limitation, non-public information about the Company’s customers, suppliers, distributors and potential acquisition targets; its business operations and structure; its product lines, formulas and pricing; its processes, machines and inventions; its research and know-how; its financial data; and its plans and strategies.

                (4) Misconduct. Participant shall not engage in any acts that are considered to be contrary to the Company’s best interests, including, but not limited to, violating the Company’s Code of Conduct, engaging in unlawful trading in the securities of the Company or of any other company based on information gained as a result of his or her employment with the Company, or engaging in any other activity which constitutes gross misconduct.

                (b) In the event the Company determines that the Participant has breached any term of Paragraph 15(a), in addition to any other remedies the Company may have available to it, the Company may in its sole discretion:

                (1) Cancel any unvested Stock Options granted hereunder; and/or

                (2) Require the Participant to pay to the Company the value of any Stock Units (determined as of the date the restrictions on such Stock Units lapse), which have been paid within the twelve-month period immediately preceding the date as of which the Participant has breached a provision of Paragraph 15(a), as determined by the Company.

15. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

                (a) Adjustments. In the event that any dividend (excluding an ordinary dividend) or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, then the Administrator shall appropriately adjust the number and class of Shares which may be delivered under the Plan, the 162(m) annual share issuance limits under Section 6(c) of the Plan, and the number, class, and price of Shares subject to outstanding Awards. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

                (b) Dissolution or Liquidation. In the event that any dividend (excluding an ordinary dividend) or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs then the Administrator shall appropriately adjust the number and class of Shares which may be delivered under the Plan, the 162(m) annual share issuance limits under Section 6(c) of the Plan, and the number, class, and price of Shares subject to outstanding Awards. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

                (c) Merger or Change in Control.

                (i) Stock Options and SARS. In the event of a merger or Change in Control, each outstanding Option and SAR shall be assumed or an equivalent option or SAR substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. With respect to Options and SARs granted to an Outside Director that are assumed or substituted for, if immediately prior to or after the merger or Change in Control the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Participant shall fully vest in and have the right to exercise such Options and SARs as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. Unless determined otherwise by the Administrator, in the event that the successor corporation refuses to assume or substitute for the Option or SAR, the Participant shall fully vest in and have the right to exercise the Option or SAR as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR is not assumed or substituted in the event of a merger or Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be exercisable, to the extent vested, for a period of up to fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the merger or Change in Control, the option or stock appreciation right confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option or SAR immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common

Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Awarded Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-merger or post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

                (ii) Restricted Stock, Performance Shares, Performance Units, Restricted Stock Units and Other Stock Based Awards. In the event of a merger or Change in Control, each outstanding Restricted Stock, Performance Share, Performance Unit, Other Stock Based Award and Restricted Stock Unit awards shall be assumed or an equivalent Restricted Stock, Performance Share, Performance Unit, Other Stock Based Award and Restricted Stock Unit award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. With respect to Awards granted to an Outside Director that are assumed or substituted for, if immediately prior to or after the merger or Change in Control the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Participant shall fully vest in such Awards, including Shares as to which it would not otherwise be vested. Unless determined otherwise by the Administrator, in the event that the successor corporation refuses to assume or substitute for the Restricted Stock, Performance Share, Performance Unit, Other Stock Based Award or Restricted Stock Unit award, the Participant shall fully vest in the Restricted Stock, Performance Share, Performance Unit, Other Stock Based Award or Restricted Stock Unit including as to Shares which would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock, Performance Share, Performance Unit, Other Stock Based Award and Restricted Stock Unit award shall be considered assumed if, following the merger or Change in Control, the award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-merger or post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

16. Date of Grant.  The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

17. Term of Plan.  Subject to Section 22 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier under Section 18 of the Plan.

18. Amendment and Termination of the Plan.

                (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

                (b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

                (c) Effect of Amendment or Termination. Subject to Section 20 of the Plan, no amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19. Conditions Upon Issuance of Shares.

                (a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

                (b) Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

20. Severability.  Notwithstanding any contrary provision of the Plan or an Award to the contrary, if any one or more of the provisions (or any part thereof) of this Plan or the Awards shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan or Award, as applicable, shall not in any way be affected or impaired thereby.

21. Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

22. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

23. Participant Acknowledgements.  By entering into this Agreement, the Participant acknowledges and agrees that;

                (a) the Option grant will be exclusively governed by the terms of the Plan, including the right reserved by the Company to amend or cancel the Plan at any time without the Company incurring liability to the Participant (except for Options already granted under the Plan);

                (b) stock options are not a constituent part of the Participant’s salary and that the Participant is not entitled, under the terms and conditions of his/her employment, or by accepting or being awarded the Options pursuant to this Agreement to require options to be granted to him/her in the future under the Plan or any other plan;

                (c) upon exercise of the Options the Participant will arrange for payment to the Company an estimated amount to cover employee payroll taxes resulting from the exercise and/or, to the extent necessary, any balance may be withheld from the Participant‘s wages;

                (d) benefits received under the Plan will be excluded from the calculation of termination indemnities or other severance payments;

                (e) in the event of termination of the Participant’s employment, a severance or notice period to which the Participant may be entitled under local law and which follows the date of termination specified in a notice of termination will not be treated as active employment for purposes of this Agreement and, as a result, vesting of unvested Options will not be extended by any such period;

                (f) the Participant will seek all necessary approval under, make all required notifications under and comply with all laws, rules and regulations applicable to the ownership of stock options and stock and the exercise of stock options, including, without limitation, currency and exchange laws, rules and regulations; and

                (g) this Agreement will be interpreted and applied so that the Options will not be subject to Section 409A of the Internal Revenue Code of 1986, as amended.